EXHIBIT 99.1

SJW CORP. ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA, April 30, 2014 – SJW Corp. (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2014. Operating revenue was $54.6 million in the quarter compared to $50.1 million in 2013. The $4.5 million increase in revenue was attributable to $3.3 million in higher customer water usage, $2.7 million in cumulative rate increases and $300,000 in revenue from new customers. These increases were offset by a decrease in the net recognition of certain balancing and memorandum accounts of $2.3 million. In addition, the Company earned $486,000 in higher revenue from real estate operations.

Water production expenses for the first quarter of 2014 were $23.5 million versus $18.3 million for the same period in 2013, an increase of $5.2 million. The increase in water production expenses was attributable to $2.7 million in higher expenses due to a decrease in the availability of surface water supply, $1.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $900,000 in higher customer water usage. Operating expenses, excluding water production expenses, decreased $1 million to $25 million from $26 million. The decrease was due to $2 million in lower administrative and general expenses, partially offset by $669,000 of higher depreciation expense, $255,000 in higher taxes other than income taxes, and an increase of $74,000 in maintenance expenses.

Other, net in 2013 included a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million. No similar sale occurred in 2014.

The effective consolidated income tax rates were 38% and 41% for the quarters ended March 31, 2014 and 2013, respectively.

Net income was $906,000 for the quarter ended March 31, 2014, compared to $1.3 million for the same period in 2013. Diluted earnings per share were $0.04 for the quarter ended March 31, 2014, compared to $0.07 per diluted share for the same period in 2013.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1875 per share. The dividend is payable on June 2, 2014 to shareholders of record on May 12, 2014.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except shares and per share data)

	Three months ended March 31,
	2014	2013
OPERATING REVENUE	$54,596	50,139
OPERATING EXPENSE:
Production Expenses:
Purchased water	9,730	10,119
Power	1,489	885
Groundwater extraction charges	9,448	4,590
Other production expenses	2,862	2,713
Total production expenses	23,529	18,307
Administrative and general	9,450	11,494
Maintenance	3,274	3,200
Property taxes and other non-income taxes	2,804	2,549
Depreciation and amortization	9,485	8,816
Total operating expense	48,542	44,366
OPERATING INCOME	6,054	5,773
Interest expense	(4,870)	(5,022)
Other, net	283	1,496
Income before income taxes	1,467	2,247
Provision for income taxes	561	930
NET INCOME	906	1,317
Other comprehensive income, net	198	354
COMPREHENSIVE INCOME	$1,104	1,671

EARNINGS PER SHARE
Basic	$0.04	0.07
Diluted	$0.04	0.07
DIVIDENDS PER SHARE	$0.19	0.18
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,195	18,689
Diluted	20,385	18,889

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Utility plant:
Land	$10,844	10,418
Depreciable plant and equipment	1,275,335	1,254,586
Construction in progress	35,335	30,846
Intangible assets	19,148	18,341
Total utility plant	1,340,662	1,314,191
Less accumulated depreciation and amortization	424,786	415,453
Net utility plant	915,876	898,738

Real estate investments	73,783	78,477
Less accumulated depreciation and amortization	10,410	10,658
Net real estate investments	63,373	67,819
CURRENT ASSETS:
Cash and cash equivalents	3,118	2,299
Accounts receivable and accrued unbilled utility revenue	30,464	34,189
Long-lived assets held-for-sale	4,028	—
Prepaid expenses and other	3,142	3,164
Total current assets	40,752	39,652
OTHER ASSETS:
Investment in California Water Service Group	9,220	8,885
Debt issuance costs and other, net of accumulated amortization	5,056	5,176
Regulatory assets, net	83,220	83,543
Other	6,438	6,173
	103,934	103,777
	$1,123,935	1,109,986

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,523	10,505
Additional paid-in capital	63,887	63,017
Retained earnings	241,351	244,266
Accumulated other comprehensive income	3,585	3,387
Total shareholders' equity	319,346	321,175
Long-term debt, less current portion	334,876	334,997
Total capitalization	654,222	656,172
CURRENT LIABILITIES:
Line of credit	37,000	22,400
Current portion of long-term debt	537	554
Accrued groundwater extraction charge, purchased water and purchased power	7,135	7,781
Accounts payable	10,702	12,587
Accrued interest	5,543	5,369
Other current liabilities	11,009	10,504
Total current liabilities	71,926	59,195

DEFERRED INCOME TAXES AND CREDITS	142,180	142,111
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	203,950	202,303
POSTRETIREMENT BENEFIT PLANS	45,003	43,496
OTHER NONCURRENT LIABILITIES	6,654	6,709
	$1,123,935	1,109,986

3